Exhibit 99.1

Investor Update – July 10, 2009

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon).  Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items.  The most directly comparable GAAP measure is total operating expense per available seat mile.  However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results.  Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period.  Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements.  For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.   Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes.  All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein.  We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

June 2009 Statistics
	June 2009	Change Y-O-Y		QTD 2009	Change Y-O-Y
Capacity (ASMs in millions)	2,036		(4.1)%	5,852		(6.2)%
Traffic (RPMs in millions)	1,644		(2.6)%	4,613		(5.3)%
Revenue passengers (000s)	1,404		(8.7)%	3,983		(10.0)%
Load factor*	80.7	1.2	pts	78.8%	0.7	pts
*RPMs as a percentage of ASMs

Actual revenue and fuel cost information is not yet available for June.  However, information for the first two months of the second quarter, as previously disclosed, is as follows:
	April and May 2009	Change Y-O-Y
RASM (cents)	11.15	(2.9)%
Passenger RASM (cents)	10.00	(4.7)%
Raw fuel cost/gal.	$1.64	(55.1)%
Economic fuel expense/gal.	$1.76	(44.6)%

Based on the April and May actual results above, and giving consideration to expected June results, we are forecasting Passenger RASM to be down between 6% and 7% in the second quarter of 2009 when compared to the second quarter of 2008.

Impact of Modified Affinity Card Agreement
In June, we modified of our Alaska Airlines affinity card agreement with the Bank of America.  The revised agreement enhances the economics of the program, and provides for, among other things, an increase in the rate at which we sell miles to the bank. This revised agreement was retroactive to January 1, 2009 and will result in approximately $15 million of incremental revenue that we expect to record in June, pending final review of the accounting treatment.  We expect to record $12 million of the $15 million in other revenue and the remaining $3 million in passenger revenue.

The impact of the modified affinity card agreement is not included in the unit revenue guidance above.

Impact of New Pilot Contract
As previously disclosed, our pilots, represented by the Air Line Pilots Association, ratified a new four-year contract expiring in 2013.

The significant terms of the new contract are:
•	average pilot wage increases of 14% effective April 1, 2009;
•	pilot inclusion in Air Group’s Performance Based Pay Plan;
•	closure of the defined-benefit pension plan to new entrants;
•	cash payment upon retirement of an amount equivalent to 25% of a pilot’s accrued sick leave balance multiplied by his or her hourly rate; and
•	new work rules allowing for better productivity and more flexibility.

The increase in wages and benefits that result from this contract is expected to be approximately $23 million in 2009, including $5 million of additional cost associated with post-retirement medical coverage, and is included in the unit cost forecast on the following page.

In addition to the terms above, pilots received a one-time bonus following ratification of the contract that totaled approximately $21 million in the aggregate.  Together with the estimated $15 million transition expense associated with establishing the sick-leave payout program described above, these one-time costs (totaling approximately $36 million pretax) will be excluded from our “adjusted earnings” and our cost per available seat mile, excluding fuel and special charges.

First Bag Fee
As previously disclosed, on July 7 Alaska and Horizon began charging a $15 service fee for a first checked bag for tickets purchased after May 1, 2009.  We believe that this fee will likely result in increased ancillary revenues for Air Group of approximately $70 million or more annually and approximately $30 million in the second half of 2009.

ALASKA AIRLINES – MAINLINE (continued)

Changes in Advance Booked Load Factors (percentage of available seat miles that are sold)

	July	August	September
Point Change Y-O-Y	+3.5 pts*	-1.5 pts*	-2.0 pts
* July and August advanced bookings have significantly improved as the date of travel approaches.

Forecast Information
	Forecast Q2 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	5,852*	(6.2)%*	22,850	(6)%

Cost per ASM excluding fuel and special items (cents)**	8.1	8%	8.1	8%

Fuel Gallons (000,000)	76	(12)%	300	(10)%
Economic fuel cost per gallon***	$1.85	(43)%	**	**
* Actual results
** For Alaska, our forecasts of mainline cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.  As noted on the previous page, the guidance above includes the impact of the wage increases for pilots resulting from the new contract.  Special items include the pilot signing bonus and transition charge to the new sick-leave payout program.
** Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Because of the unpredictable nature of oil prices, our full-year 2009 forecast is not meaningful at this time.

ALASKA – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and with a third party for service between Anchorage and Dutch Harbor, AK.

June 2009 Statistics
The following data represents only the Horizon CPA flying as that flying represents approximately 95% of the total purchased capacity.
	June 2009	Change Y-O-Y		QTD 2009	Change Y-O-Y
Capacity (ASMs in millions)	125		(3.1)%	340		(9.1)%
Traffic (RPMs in millions)	99		(3.9)%	253		(12.5)%
Load factor*	79.2%	(0.9)	pts	74.4%	(2.9)	pts
*RPMs as a percentage of ASMs

Revenue information is not yet available for June.  However, purchased capacity unit revenues for the first two months of the second quarter were as follows:

	April and May 2009	Change Y-O-Y
Passenger RASM (cents)	18.15	(3.5)%

Based on the April and May actual results above, and giving consideration to expected June results, we are forecasting Passenger RASM to be down between 5% and 6% in the second quarter of 2009 when compared to the second quarter of 2008.

Changes in Advance Booked Load Factors (% of ASMs that are sold)

	July	August	September
Point Change Y-O-Y	-1.5 pts*	-4.0 pts*	-4.0 pts*
* Purchased capacity advance booked load factors have been negatively impacted by the replacement of 37-seat Q200 aircraft with larger Q400 aircraft.

Forecast Information (Horizon CPA)
	Forecast Q2 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	340*	(9.1)%*	1,350	(3)%
Cost per ASM (cents)**	19.2	(10)%	19.6	(8)%
* Actual results
** Costs associated with the Horizon CPA agreement represent the amount paid by Alaska to Horizon for operating costs plus a specified profit margin and are eliminated in consolidation.

HORIZON AIR

June 2009 Statistics (includes brand and CPA flying)
	June 2009	Change Y-O-Y	QTD 2009	Change Y-O-Y
Capacity (ASMs in millions)	284	(10.8)%	828	(12.3)%
Traffic (RPMs in millions)	226	(9.2)%	609	(12.4)%
Revenue passengers (000s)	608	(10.3)%	1,694	(11.4)%
Load factor*	79.4%	1.4 pts	73.6%	0.0 pts
*RPMs as a percentage of ASMs

Actual revenue and fuel cost information is not yet available for June.  Information for the first two months of the second quarter is as follows:

	April and May 2009	Change Y-O-Y
System RASM (cents)	18.59	(3.7)%
Passenger RASM – brand flying (cents)	17.86	0.0%
Raw fuel cost/gal.	$1.66	(55.7)%
Economic fuel expense/gal.	$1.78	(45.3)%

Based on the April and May actual results above, and giving consideration to expected June results, we are forecasting system RASM to be down between 5.5% and 6.5% in the second quarter of 2009 when compared to the second quarter of 2008.

Line-of-Business Information
Horizon’s line-of-business traffic and revenue information is presented below. In CPA arrangements, Horizon is  insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity.  As a result, yield and load factor information is not presented.  Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.  The actual passenger revenue generated on CPA flights is noted in the Alaska – Purchased Capacity section on page 4.

April and May 2009

	Capacity Mix			Load Factor			Yield			RASM
	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y		Actual		Change Y-O-Y	Actual		Change Y-O-Y
Brand	329	(13.4)%	60%	69.7%	1.1	pts	25.63	¢	(1.3)%	18.42	¢	0.8%
Alaska CPA	215	(12.3)%	40%	NM	NM		NM		NM	18.84	¢	(9.8)%
Total	544	(13.0)%	100%	70.5%	(0.9)	pts	25.90	¢	(2.8)%	18.59	¢	(3.7)%

NM = Not Meaningful

Changes in Advance Booked Load Factors – Brand Flying Only  (% of ASMs that are sold)

	July	August	September
Point Change Y-O-Y	+1.5 pts*	-2.5 pts*	-3.0 pts
* July and August advanced bookings have improved as the date of travel approaches.

HORIZON AIR – (continued)

Forecast Information (includes brand and CPA flying)
	Forecast Q2 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
System-wide capacity (ASMs in millions)	828*	(12.3)%*	3,300	(9)%

Cost per ASM excluding fuel and special charges (cents)*	15.2 – 15.3	6% – 7%	15.2 – 15.3	4% – 5%

Fuel gallons (in millions)	15	(13)%	61	(9)%
Economic fuel cost per gallon**	$1.88	(44)%	**	**
* Actual results
** For Horizon, our forecast of cost per ASM excluding fuel and other items is based on forward-looking estimates, which will likely differ significantly from actual results. The   measure includes both brand flying and CPA flying performed for Alaska.
**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.  Because of the unpredictable nature of oil prices, our full-year 2009 forecast is not meaningful at this time.

Q200 Fleet Transition Charges
As previously disclosed, Horizon recorded a charge of $4.8 million in the first quarter related to the final six Q200 aircraft removed from operations during that period.  Based on current potential disposal transactions, we believe there will be an additional charge of approximately $5 million in the second quarter of 2009.  However, the final amount could differ as disposal transactions are finalized.

The second quarter unit cost guidance above includes the estimated Q200 charge.  Consistent with past practice, Q200 fleet transition charges are not considered special items, are not excluded from our “adjusted” results or excluded from unit cost guidance.

AIR GROUP

Consolidated Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $17 million to $18 million for the second quarter 2009.

Future Fuel Hedge Positions*
	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Third Quarter 2009	50%	$76
Fourth Quarter 2009	50%	$76
Full Year 2009	50%	$76
First Quarter 2010	47%	$68
Second Quarter 2010	48%	$68
Third Quarter 2010	41%	$71
Fourth Quarter 2010	29%	$77
Full Year 2010	41%	$70
First Quarter 2011	22%	$88
Second Quarter 2011	20%	$76
Third Quarter 2011	17%	$79
Fourth Quarter 2011	10%	$78
Full Year 2011	17%	$81
First Quarter 2012	5%	$87
Full Year 2012	1%	$87

*All of our 2010 and 2011 positions and virtually all of our remaining 2009 positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases.  With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Additionally, we have used either fixed-price physical contracts or financial swaps to fix the refining margin component for approximately 47% and 6% of our third and fourth quarter 2009 jet fuel purchases, respectively, at an average price per barrel of $9.45 and $9.80, or 22 cents and 23 cents per gallon, respectively.  The July 8, 2009 closing spot rate for the LA Jet fuel refining margin was 19 cents per gallon.

Cash and Share Count
(in millions)	June 30, 2009	December 31, 2008
Cash and marketable securities	$1,121	$1,077
Common shares outstanding	35.741	36.275

As previously disclosed, on June 11, 2009 Alaska Air Group’s Board of Directors authorized a $50 million share repurchase program.  Through June 30, 2009, we had purchased 700,000 shares totaling $11.8 million and through July 8, 2009, we had purchased 1,100,000 shares totaling $19.2 million.

Capital Expenditures
Total expected gross capital expenditures for 2009 are as follows (in millions):

	Total 2009 Estimate*
	Aircraft-related	Non-aircraft	Total
Alaska	$310	$75	$385
Horizon	75	5	80
Air Group	$385	$80	$465

*Amounts exclude any proceeds from the sale of assets.

AIR GROUP – (continued)

Firm Aircraft Commitments
Alaska and Horizon have reached agreements with both Boeing and Bombardier, respectively, to defer firm aircraft deliveries to future periods.  The tables below reflect the new delivery schedules under the respective deferral agreements with each manufacturer.

	Remainder of 2009	2010	2011	2012	2013	Beyond 2013	Total
Alaska (B737-800)	--	7	-	2	2	4	15
Horizon (Q400)	3	-	-	4	4	-	11
Totals	3	7	-	6	6	4	26

In addition to the firm orders noted above, Alaska has options to acquire 40 additional B737-800s and Horizon has options to acquire 10 Q400s.

Projected Fleet Count

		Actual Fleet Count			Expected Fleet Activity
					Changes by Quarter
Alaska	Seats	Dec. 31, 2007	Dec. 31, 2008	June 30, 2009	Q3	Q4	Dec. 31, 2009 [2]	2010 Changes	Dec. 31, 2010 [2]
737-400F [1]	---	1	1	1	---	---	1	---	1
737-400C [1]	72	5	5	5	---	---	5	---	5
737-400	144	34	31	28	---	---	28	(5)	23
737-700	124	20	20	19	(1)	(3)	15	(2)	13
737-800	157	29	41	51	---	---	51	7	58
737-900	172	12	12	12	---	---	12	---	12
MD-80	140	14	---	---	---	---	---	---	---
Totals		115	110	116	(1)	(3)	112	---	112
		Actual Fleet Count			Expected Fleet Activity
					Changes by Quarter
Horizon	Seats	Dec. 31, 2007	Dec. 31, 2008	June 30, 2009	Q3	Q4	Dec. 31, 2009	2010 Changes	Dec. 31, 2010
Q200	37	16	6	---	---	---	---	---	---
Q400	74-76	33	35	37	---	3	40	---	40
CRJ-700 [3]	70	21	18	18	---	(3)	15	---	15
Totals		70	59	55	---	---	55	---	55

1 F=Freighter; C=Combination freighter/passenger
2 The expected fleet counts at December 31, 2009 and 2010 for Alaska are subject to change as we continue to refine the capacity reduction and aircraft utilization plan, and attempt to market four of our B737-700 aircraft.
3 The planned CRJ fleet activity is subject to change as we finalize the fleet transition plan and is dependent on our ability to remarket the CRJ aircraft.  If we are unable to dispose of the CRJ aircraft to coincide with the delivery of the Q400 aircraft, we may remove the CRJ aircraft from service and place them in temporary storage until a suitable disposal alternative is arranged.